Exhibit 10.23

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

PARTIES

This Mutual Release and Settlement Agreement (“Agreement”) is made by the following parties:

1. INFOSPACE, INC. and THE SPECIAL LITIGATION COMMITTEE OF THE BOARD OF DIRECTORS OF INFOSPACE, INC. (collectively, “InfoSpace”);

—and—

2. THOMAS R. DREILING, on behalf of InfoSpace (“Dreiling”);

—and—

3. NAVEEN JAIN and ANURADHA JAIN, husband and wife, and their marital community;

4. RUFUS W. LUMRY, III, his marital community, and ACORN VENTURES IS, LLC;

5. JOHN E. CUNNINGHAM, IV, his marital community, and CLEAR FIR PARTNERS LP;

6. DAVID HOUSE, and his marital community;

7. PETER L. S. CURRIE, and his marital community;

8. GARY C. LIST, and his marital community;

9. BERNEE D. L. STROM, and her marital community;

10. CARL STORK, and his marital community;

11. ELLEN ALBEN, and her marital community;

12. TAMMY D. HALSTEAD, and her marital community;

13. ARUN SARIN, and his marital community;

14. ASHOK NARASIMHAN, and his marital community;

15. RUSSELL C. HOROWITZ, his marital community, and PORPOISE CORPORATION;

16. JOHN KEISTER;

17. RICHARD THOMPSON, and his marital community;

18. DOUGLAS BEVIS, and his marital community;

19. THE BEVIS FAMILY TRUST AND ITS BENEFICIARIES AND ITS SUCCESSOR IN INTEREST, BFT VENTURES, LLC;

20. RASIPURAM ARUN, and his marital community;

21. EDMUND O. BELSHEIM, and his marital community;

22. KELLETT PARTNERS LP, KELLETT FAMILY PARTNERS LP, KELLETT INVESTMENT CORP., STILES A. KELLETT JR., and his marital community (collectively “Kellett”);

—and—

23. Certain Underwriters at Lloyd’s, London Subscribing to Excess Directors and Officers and Company Reimbursement Indemnity Insurance Policy No. SIS018, which was issued to InfoSpace, Inc. (“Twelfth Excess Policy”);

24. Great American Fidelity Insurance Company, which issued Policy Nos. TDX2533941 and TDX2533942 to InfoSpace, Inc. (the “Third Excess Policies”) and Great American Alliance Insurance Company, which issued Policy No. TDX3567828 to InfoSpace, Inc. (“Thirteenth Excess Policy”) (collectively, the “Great American Insurance Companies”);

25. GAINSCO, which issued Policy No. DX0000004 to InfoSpace, Inc. (“Fourteenth Excess Policy”);

26. Philadelphia Indemnity Insurance Company, which issued Policy No. HEX0000689/REX0000689 to InfoSpace, Inc. (“Fifteenth Excess Policy”);

27. Clarendon National Insurance Company, as reinsurer of United Capitol, which issued Policy No. DOL1001587 to InfoSpace, Inc. (“Sixteenth Excess Policy”);

28. Clarendon America Insurance Company, which issued Policy Nos. MAG2470015810000, MAG2470015910000 (“First Excess Policies”), MAG2470003710 (“Eleventh Excess Policy”) and MAG2470003810 (“Seventeenth Excess Policy”) to InfoSpace, Inc.;

29. TIG Insurance Company, which issued. Policies No. XDO38001928 (“Sixth Excess Policy”) and Policy No. XDO38001929 (“Tenth Excess Policy”) to InfoSpace, Inc;

—and—

30. Intelius, Inc. (“Intelius”);

31. Kevin Marcus (“Marcus”).

All of the individuals, marital communities and entities identified above in numbers 1 through 31 are collectively referred to as the “Parties.” The individuals, marital communities and entities identified in numbers 3 through 22 are collectively referred to as the “Defendants.” InfoSpace, Inc. and the individuals (but not their marital communities or entities) identified in numbers 3 through 21 are collectively referred to as the “Insureds.” Naveen and Anuradha Jain are collectively referred to as the “Jain Defendants” or “Jains.” The individuals, marital communities and entities identified in numbers 4 through 22 are collectively referred to as “Other Defendants.” The entities identified in numbers 23 through 29 will be collectively referred to as the “Carriers.”

RECITALS

A. Dreiling commenced a shareholder’s derivative action on behalf of InfoSpace against Defendants and others. That derivative suit is pending in King County Superior Court in the State of Washington under Cause No. 01-2-08155-1 SEA and will be referred to as the “State Derivative Suit.”

B. Dreiling brought an action on behalf of InfoSpace against the Jain Defendants and others seeking recovery under Section

16(b) of the Securities Exchange

Act of 1934, as amended. That action was commenced in the United States District Court for the Western District of Washington under Cause No. C01-1528P. That action was resolved in Dreiling’s favor by entry of a judgment, which is presently on appeal to the United States Court of Appeals for the Ninth Circuit under Cause Nos. 03-35710 and 03-35785. That District Court action against the Jain Defendants and the appeal will be referred to as the “Section 16(b) Suit.” Collectively, the Section 16(b) Suit and the State Derivative Suit will be referred to as the “Suits” or “Either Suit.”

C. On August 15, 2003, the Jain Defendants filed a declaratory relief action against InfoSpace and the Carriers along with other insurance carriers that provided Directors and Officers liability coverage to InfoSpace, Inc., regarding the Jain Defendants’ rights, if any, under InfoSpace’s Directors and Officers liability policies in connection with the Section 16(b) Suit. This declaratory relief action is pending in King County Superior Court in the State of Washington under Cause No. 03-2-32427-2 SEA, and was originally styled Jain v. General Star, et al., but was later re-captioned Jain v. Clarendon America Insurance Company, et al. This action is referred to as “Jain v. Clarendon.” As discussed more fully below in paragraph (1)(b), Jain v. Clarendon was subsequently consolidated with two other actions.

D. In September 2004, all Parties to this Agreement entered into lengthy mediation sessions with the Honorable Edward A. Infante serving as mediator (“Mediation”). Mediation, with Judge Infante’s assistance, continued until the end of October 2004. Discussions between the Parties continued into December of 2004 and subsequently led to this Agreement, the terms of which are set forth below.

E. This Agreement and the performance of the obligations referred to herein are not, and should not be construed as, an admission of wrongdoing or insurance coverage by any Defendant or Carrier, as the case may be. The Parties agree and acknowledge that this Agreement is entered into for the sole purpose of resolving contested claims and disputes as well as avoiding the substantial costs, expenses, and uncertainties associated with such claims and disputes. Except to the extent, if any, contradicted by this Agreement, any prior settlement agreement previously entered into by any of the Parties shall remain in full force and effect.

AGREEMENT

1. Consideration. The Parties have reached a settlement with a minimum value, to InfoSpace, of $139.4 million. The settlement consideration consists of cash, releases, and a limited indemnity agreement, as detailed in paragraphs 1(a) and (b) below:

(a) InfoSpace shall receive total cash consideration of $114.4 million (“Settlement Fund”) in settlement of the Suits, as follows: (1) The Jain Defendants shall pay $3 million to settle the State Derivative Suit and $65 million to settle the Section 16(b) Suit, for a total of $68 million; (2) Other Defendants collectively shall pay a total of $3.4 million to settle the State Derivative Suit, and responsibility for payment of that $3.4 million is allocated among Other Defendants in accordance with the proposal made by the Honorable Edward A. Infante; and (3) The Carriers, on behalf of the Insureds, collectively shall pay $43 million to resolve all claims against the Insureds in both the Suits. All Parties making payments into the Settlement Fund as set forth in this paragraph 1(a) will be referred to collectively herein as “Payors.” The Carriers’ payments shall be funded by the exhaustion of the Eleventh Excess Policy through the Fifteenth Excess Policy, plus $8 million under the Sixteenth Excess Policy.

(i) All payments to the Settlement Fund shall be made to an interest-bearing escrow/depository account maintained by Sirianni Youtz Meier & Spoonemore at Frontier Bank, Seattle, Washington or another banking institution mutually agreed to by the Parties (“Escrow”), and must be deposited into Escrow, in good funds, no later than fourteen (14) days after entry of the second of the two orders initially approving the settlement and this Agreement by the Courts in the Suits as set forth in paragraph 3, with the exception that $200,000 of the cash consideration shall be paid by Kellett directly to InfoSpace (on notice to all Parties) within one (1) year after final approval of this Agreement (as defined in paragraph 3), and shall be secured in the interim by a note and/or other security acceptable to InfoSpace, the form of such security to be agreed upon between Kellett and InfoSpace. Should Kellett fail to provide the noted cash contribution to InfoSpace, the remainder of this Agreement will survive in full force and effect irrespective thereof. If Final Approvals of this Settlement are denied by entry of a final order in Either Suit, the cash consideration, plus all accrued interest, shall be returned to the respective Payors, and this entire Agreement shall be null and void.

(ii) Frontier Bank or another banking institution mutually agreed to by the Parties (the “Escrow Agent”) may invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of the instruments as they mature in similar instruments at their then-current market rates. The Escrow Agent shall bear all risks related to investment of the Settlement Fund.

(iii) The Escrow Agent shall not disburse the Settlement Fund except as set forth in Paragraph 8 of the Agreement, by an order of the Federal Court, or with the written agreement of counsel for all Payors.

(iv) Subject to further order(s) and/or direction as may be made by the Federal Court, the Escrow Agent is authorized to execute such transactions on behalf of InfoSpace as are consistent with the terms of the Agreement.

(v) All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Federal Court, and shall remain subject to the jurisdiction of the Federal Court, until such time as such funds shall be distributed pursuant to the Agreement and/or further order(s) of the Federal Court.

(vi) Interest accrued in the Escrow Account shall be paid on a pro rata basis to the eventual recipients of the funds. Taxes on any interest earned shall be paid by the Escrow Agent, or by the recipients of the funds, as required by law.

(vii) The Parties shall agree upon escrow instructions to the Escrow Agent not inconsistent with this Agreement and any disputes concerning such instructions shall be resolved by binding arbitration pursuant to paragraph 6.

(b) As detailed in this Agreement, the Jain Defendants will: (1) dismiss with prejudice their claims against InfoSpace, InfoSpace indemnitee Ellen Alben and the carriers in three consolidated actions which include Jain v. Clarendon, Jain v. InfoSpace, Inc., King County Superior Court, Washington, Cause No. 03-2-34789-2 SEA and Jain v. Perkins Coie LLP, King County Superior Court, Washington, Cause No. 04-2-01655-0 SEA (collectively, “Consolidated Actions”), as detailed in paragraph 2, herein; (2) file with the Court in the Consolidated Actions dismissals with prejudice which dismiss all claims against all carriers named as defendants therein, as detailed in paragraph 2(d); (3) release InfoSpace from all claims in the InfoSpace, Inc. v. Jain, et al. action, King County Superior Court Cause No. 03-2-19875-7 SEA, as appealed (the “Intelius Action”), as detailed in paragraph 2(c) herein, and (4) indemnify InfoSpace to the extent detailed in paragraph 5 herein. InfoSpace, Marcus, Intelius and the Jain Defendants will also mutually release each other from all claims and counterclaims in the Intelius Action. InfoSpace, Inc., the Special Litigation Committee of the Board of Directors of InfoSpace, Inc., Dreiling, and the Jain Defendants agree that: (i) the releases by the Jain Defendants of InfoSpace and Ellen Alben in the Consolidated Actions and of InfoSpace in the Intelius Action, and the Jain Defendants’ agreement to indemnify InfoSpace, have a value in excess of $25 million to InfoSpace; and (ii) such value could not have been realized by judgments against the Jain Defendants in the Section 16(b) Suit or State Derivative Suit.

2. Mutual Release of Parties.

(a) Except as set forth in paragraphs 2(f) and 12 below, all Parties fully, finally, forever and unconditionally mutually release to the fullest extent permitted by law each and every other Party from any and all claims, causes of action, demands, liabilities, suits, debts, dues, promises, damages, judgments, or rights of recovery of each and every kind, whether direct or derivative, at law or in equity, including without limitation claims for indemnification, contribution, equitable indemnity, defense, fees or costs, negligence, misconduct, wrongful conduct, intentional wrongdoing, bad faith, breach of contract, or otherwise, that they may have had, or now have, arising out of, based upon, in connection with, or in any way related to, the claims, facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act, of whatever kind or nature that were alleged, or that might have been alleged, in the original complaints, or in an amended complaint in Either Suit (each, a “Claim” and collectively, the “Claims”), including, without limitation, any claim that was or could have been asserted in Either Suit by, on behalf of, or for the benefit of (i) Dreiling or any other shareholder of InfoSpace which are of a derivative nature, or (ii) InfoSpace. Notwithstanding the foregoing in this paragraph 2(a), and without having any effect on the scope with regard to the releases of the Carriers as set forth in paragraph

2(d) herein: (i) certain Parties do not release and specifically reserve claims identified in paragraph 2(f), below; and (ii) the Parties do not release and specifically reserve claims they may have against each other first arising after the Effective Date of the Agreement that are not arising out of, based upon, in connection with, or in any way related to claims that were or might have been alleged in the Section 16(b) Suit, the State Derivative Suit, the Intelius Action or the Consolidated Actions. Within fourteen (14)

days after the conditions in paragraph 3, below, are fulfilled, Dreiling shall dismiss his Claims against Deloitte & Touche LLP (“Deloitte”) without prejudice, and Dreiling covenants not to sue Deloitte derivatively on behalf of InfoSpace in respect to any of the Released Claims as defined below. This Agreement shall be deemed breached and a cause of action shall be deemed to have accrued immediately upon the subsequent commencement by Dreiling of any action on behalf of InfoSpace against Deloitte in respect to any of the Released Claims. Notwithstanding the foregoing, InfoSpace does not hereby release any direct claims it may have against Deloitte, provided, however, that pursuant to Title 10, Part IV, Chapter 63, Section 6304 of the Delaware Code (or any other applicable law), InfoSpace agrees that its recovery of damages, if any, in a subsequent suit, if any, against Deloitte or outside legal counsel for InfoSpace, for claims that were or could have been asserted in the State Derivative Suit against Deloitte or such legal counsel shall be reduced to the extent of the pro rata share of such damages, if any, attributable to the Defendants. The claims released by the Parties pursuant to this Agreement will, collectively, be referred to as the “Released Claims.”

(b) Without limiting the generality of the foregoing, the Jain Defendants fully, forever and unconditionally release all claims that were or could have been asserted against InfoSpace or Ellen Alben in the Consolidated Actions that relate in any way to the Section 16(b) Suit, any claims in it and/or loss suffered or cost incurred by the Jain Defendants in that suit. The Jain Defendants will file a stipulated order of dismissal with prejudice and without costs of their claims against InfoSpace and Ellen Alben in the Consolidated Actions within three (3) business days after the conditions in paragraph 3(a), below, are satisfied. However, the Jain Defendants do not release any claims against (i) Perkins Coie LLP, (ii) Wilson Sonsini Goodrich & Rosati, P.C., (iii) J.P. Morgan Securities, Inc. or Hambrecht & Quist LLC (collectively “J.P. Morgan”), or (iv) Mellon Investor Services, LLC, or ChaseMellon Shareholder Services,

LLC (collectively “Mellon”), all of which claims are unaffected by the terms or existence of this Agreement. InfoSpace and Ellen Alben fully, forever and unconditionally release all claims that they asserted, or could have asserted, against the Jain Defendants in the Consolidated Actions.

(c) InfoSpace, the Jain Defendants, Marcus and Intelius fully, forever and unconditionally mutually release each other and their respective directors, officers, employees, attorneys and agents from any and all claims that were or could have been asserted in the Intelius Action. InfoSpace, Marcus, Intelius and the Jain Defendants shall dismiss the Intelius Action with prejudice and without costs within fourteen (14) days after the conditions of paragraph 3(a), below, are fulfilled.

(d) Without limiting the generality of the foregoing, the Parties fully, finally, forever and unconditionally release all Claims and claims against the Carriers, whether under policies of insurance, or otherwise, for breach of contract, for tortious conduct or bad faith, or otherwise, in connection with any liability, whether contractual or extracontractual, arising out of, based upon, in connection with or in any way relating to the Released Claims, the Consolidated Actions and/or the Mediation. Each of the Carriers fully, finally, forever and unconditionally releases all Claims and claims against the Parties in connection with any liability, whether contractual or extracontractual, arising out of, based upon, in connection with or in any way relating to the Released Claims, the Consolidated Actions, and/or the Mediation. The Parties acknowledge that the Eleventh Excess Policy through the Fifteenth Excess Policy, identified above, and all underlying policies, are exhausted in payment of Loss (as defined in the policies and under applicable law), are released, and no further benefits whatsoever are owed thereunder. The Jain Defendants shall dismiss with prejudice and without costs their Claims and claims against all carriers named as defendants, and the Carriers shall dismiss with prejudice and without costs their Claims and claims, counterclaims, cross-claims, or third-party claims against any other Party, if any, in the Consolidated Actions within three (3) business days after Final Approval and entry of Final Judgments in the Section 16(b) and the State Derivative Suit, as described in paragraph 3, below. In the interim, should that present stay in the Consolidated Actions be lifted for any reason, the Jain Defendants, InfoSpace, Alben and the Carriers shall stipulate to a continued stay of all proceedings against InfoSpace, Alben and the Carriers unless and until Final Approval of this Agreement is denied.

(e) All Parties hereby expressly waive and release any and all provisions, rights, and benefits conferred by California Civil Code § 1542, which reads: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR; and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that are comparable or equivalent to California Civil Code § 1542. All Parties acknowledge that they may hereafter discover facts other than or different from those that they know or believe to be true with respect to the claims that are the subject matter of this Agreement, but each Party hereby expressly waives and fully, finally, and forever settles and releases all known or unknown, suspected or unsuspected, contingent or non-contingent claims with respect to the subject matter of this Agreement, whether or not concealed or hidden, and without regard to the discovery or existence of such additional or different facts. The terms of this paragraph do not, however, extend to claims that are not arising out of, based upon, in connection with, or in any way related to claims that were or might have been alleged in the Section 16(b) Suit, the State Derivative Suit, the Intelius Action or the Consolidated Actions.

(f) The scope of the releases of the Carriers is defined by paragraphs 2(a), 2(d), and 2(e) herein, and is not altered, directly or indirectly, by this paragraph 2(f). The following claims by and/or between the Jain Defendants and InfoSpace are not released and are unaffected by the terms or existence of this Agreement:

i. The Jain Defendants’ right to seek indemnification or recovery from InfoSpace for any and all losses, damages, liabilities, judgments, costs and expenses incurred in connection with any claims asserted subsequent to the effective date of this Agreement, but only to the extent that such claims are not based on claims that were or could have been asserted in the Section 16(b) Suit, the State Derivative Suit, the Intelius Action, or the Consolidated Actions. The scope of the releases by all Defendants other than the Jain Defendants is defined by paragraphs 2(a), (d) and (e), and is not altered, directly or by implication, by this subparagraph;

ii. The Jain Defendants’ claims against InfoSpace, and any InfoSpace claims against the Jains (including, without limitation, claims for indemnification or recovery of any and all losses, damages, liabilities, judgments, costs, monies, amounts and expenses) incurred in or in connection with (a) the actions entitled Enger v. Richards, et al., King County Superior Court Cause No. 02-2-14778-0 SEA, and Alexander Hutton Capital v. Richards, et al., King County Superior Court Cause No. 04-2-07458-4 SEA; and/or (b) the payroll tax withholding proceeding currently pending before the Internal Revenue Service, as referenced in InfoSpace’s most recent quarterly report on Form 10-Q; and

iii. InfoSpace’s claims against the Jains for indemnity as set forth in paragraph 5, below.

(g) Each of the Parties covenants and agrees that it will never, individually or with any entity or in any way, commence, aid in any way (except as required by due legal process), prosecute or cause or permit to be commenced or prosecuted against any other Party hereto any action or other proceeding arising out of, based upon, in connection with, or in any way relating to any of the Released Claims. This Agreement shall be deemed breached and a cause of action shall be deemed to have accrued immediately upon the commencement or prosecution of any action or proceeding contrary to this provision.

3. Court Approval.

(a) This Agreement is subject to and conditioned upon Final Approvals and entry of Final Judgments: (i) approving this settlement and its terms as reasonable; and (ii) dismissing Defendants with prejudice and without costs in the Section 16(b) Suit and the State Derivative Suit. In the event that the Court in Either Suit does not approve this settlement or any portion of this Agreement and enter Final Judgments, this entire Agreement shall be null and void; the terms of this Agreement are not severable. For purposes of this Agreement, “Final Approval” and “Final Judgments” mean: (a) the date of final affirmance on all appeals (if any) of a court’s approval orders or judgments of dismissal, the expiration of the time for a petition for (or a denial of) a writ of certiorari or appellate review to review the courts’ approval orders or judgments of dismissal and, if certiorari or appellate review is granted, the date of final affirmance of the courts’ approval orders or judgments of dismissal following review pursuant to that grant; or (b) the date of final dismissal of all appeals (if any) from the courts’ approval orders or judgments of dismissal or the final dismissal of any proceeding on certiorari or appellate review to review the courts’ approval orders or judgments of dismissal; or (c) if no appeal is filed, the expiration dates of the applicable times for the filing or noticing of all appeals from the courts’ approval orders or judgments of dismissal. The Parties agree that all proceedings in the Section 16(b) Suit, the State Derivative Suit and the Intelius Action shall be stayed pending Final Approvals of the settlement and this Agreement. The Parties also agree that all proceedings between InfoSpace, Defendants and the Carriers shall be stayed in the Consolidated Actions. Claims in the Consolidated Actions against persons or entities who are not Parties are not stayed.

(b) The Parties covenant and agree that they shall promptly and cooperatively seek unconditional court approval of the settlement and this Agreement and dismissal with prejudice and without costs of the Suits by collective application to the respective courts, except that dismissal as to Deloitte shall be without prejudice. Counsel for Dreiling shall prepare the initial draft of the applications for approval, which shall include proposed final judgments in the State Derivative Suit and the Section 16(b) Suit in the form of Exhibits A and B hereto, respectively, and shall provide them to counsel of record for all other Parties no later than five (5) business days after full execution of this Agreement. Counsel for such other Parties shall have five (5) business days from receipt of Dreiling’s counsel’s first draft to make proposed changes and deliver same to Dreiling’s counsel, who shall circulate a proposed final draft to counsel for all other Parties. In order to minimize undue expense, counsel for Defendants shall coordinate to the extent practicable their activities relating to review and execution of this Agreement and concerning seeking Final Approvals of this Agreement and the entry of Final Judgments, through the law firm of Heller Ehrman White & McAuliffe LLP, or another law firm collectively chosen by counsel for Defendants to serve as defense liaison counsel; provided, however, that nothing in this paragraph shall operate to limit any Defendant’s choice of counsel or entitlement to reimbursement of attorney’s fees and defense costs pursuant to paragraph 12. Dispute resolution concerning the applications for approval is governed by paragraph 6 herein.

4. Public Notice. The Parties agree that a notice of the settlement of both the State Derivative Suit and the Section 16(b) Suit substantially in the form of Exhibit C hereto shall be published once in both The Seattle Times and The Wall Street Journal. The cost of such notice shall be paid by Dreiling in an amount not to exceed $5,000. The Parties agree that such notice by publication in The Seattle Times and The Wall Street Journal is sufficient. However, in the event either court disagrees, notice shall be given as the court directs. The cost in excess of $5,000 of any notice shall be borne as directed by the arbitrator pursuant to paragraph 6 herein, but in no event shall such costs be paid by any of the Carriers.

5. Indemnification. The Jains shall indemnify, defend and hold InfoSpace harmless from any and all losses, damages, liabilities, judgments, costs and expenses it incurs if and to the extent a claim is asserted against InfoSpace by (i) J.P. Morgan for indemnification pursuant to Section 7 and/or 11 of the Underwriting Agreement between InfoSpace and Hambrecht & Quist LLC, dated December 15, 1998, or (ii) Mellon for indemnification pursuant to the Transfer Agent Agreement between InfoSpace and ChaseMellon Shareholder Services, L.L.C., dated August 17, 1998, as a direct result of any claim asserted by the Jains against J.P. Morgan or Mellon in the Consolidated Actions (collectively, “Indemnified Claims”). The Jains may select counsel to defend InfoSpace from the Indemnified Claims, subject to InfoSpace’s right to object to the Jains’ selection provided: (i) InfoSpace objects within seven (7) days of receipt of written notice (by hand or facsimile) of same; and (ii) there is a reasonable basis for such objection. Any disputes regarding InfoSpace’s objection, if any, to the Jains’ selection of such counsel shall be submitted for binding arbitration pursuant to paragraph 6 herein.

6. Dispute Resolution.

(a) If the Parties are unable to agree on the language of their joint applications to the courts for approval of the settlement within five (5) business days of Dreiling’s counsel’s transmittal of the proposed final drafts, the Parties shall submit the conflicting language to the Honorable Edward A. Infante, who shall be vested with sole power to determine the appropriate language based solely upon written submissions of the Parties. Judge Infante shall be empowered to allocate his fees among the submitting Parties in accordance with his views as to the respective merits of their positions, in his sole discretion. Judge Infante’s decisions shall be final, binding and non-appealable.

(b) If there is any dispute as to: (i) the meaning, interpretation, applicability or performance of or under this Agreement or any of its terms, or the terms of the escrow instructions; (ii) who shall bear the cost of any notice; (iii) the selection of counsel pursuant to paragraph 5; or (iv) compliance with paragraph 11; it shall be resolved by final and binding arbitration before Judge Infante or, if he is not reasonably able or available to serve, such other JAMS arbitrator as JAMS (or its successor) shall designate. The arbitrator may award such relief (including reasonable attorney’s fees and the cost of the arbitration) as he/she deems proper, and his/her decision shall be final, binding and non-appealable.

7. Attorney’s Fees. InfoSpace agrees that, subsequent to Final Approvals of this Agreement and entry of Final Judgments in both Suits, it will pay Dreiling’s counsel a total fee for both Suits of $31 million and a total cost reimbursement for both Suits of $200,000. InfoSpace further agrees that, subsequent to Final Approvals of this Agreement and entry of Final Judgments in both Suits, it will pay a total of $50,000 to Dreiling as compensation for his efforts in initiating, monitoring, and assisting both Suits. The payments described in this paragraph will be made only from the Settlement Fund, as provided in paragraph 8.

8. Disbursement. The Escrow Agent shall not disburse funds from the Settlement Fund to InfoSpace and Dreiling’s counsel until after (1) Final Approval and Entry of Final Judgments, pursuant to paragraph 3(a), and (2) dismissal with prejudice of Jain v. Clarendon. Disbursement of the Settlement Fund shall occur no later than three (3) business days after Final Approvals, Entry of Final Judgments, and entry of the required dismissals with prejudice in the Consolidated Actions, pursuant to paragraphs 2 and 3(a). Dreiling’s counsel shall certify in writing to the Escrow Agent, with a copy by email and fax to all Payors’ counsel and InfoSpace’s counsel, that all conditions to disbursement of the Settlement Fund have been met and may demand disbursement of the Settlement Fund to InfoSpace and Dreiling’s counsel pursuant to the terms of this Agreement. Provided that neither InfoSpace’s counsel nor any Payors’ counsel objects in writing by email and fax to the Escrow Agent (with copies to counsel for other Payors, Dreiling and InfoSpace) within two (2) business days of the certification and demand from Dreiling’s counsel, the Escrow Agent shall disburse the Settlement Funds in accordance with such demand and may conclusively rely upon such certification. If timely objection is received, the Escrow Agent shall not disburse the Settlement Funds absent written instructions from all Payors’ counsel and counsel for Dreiling and InfoSpace, or a final order from a court of competent jurisdiction.

9. Release Binding. This Agreement and all of its terms are binding upon and benefit all Parties, persons and entities who sign below, and benefit them together with any past, present and future parents, subsidiaries, directors, officers, employees, agents, representatives, reinsurers, spouses and marital communities, and all direct and remote heirs, assigns, predecessors, successors, trustees, executors, administrators, personal representatives, legal counsel, affiliates and transferees of each and any of the foregoing, together with all business entities and/or partnerships or trusts substantially owned or controlled by any of the foregoing.

10. No Admission of Liability. Defendants have denied and continue to deny and to contest all of Dreiling’s Claims. Defendants and InfoSpace expressly have denied and continue to deny all charges of wrongdoing or liability against them or any of them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Section 16(b) Suit and the State Derivative Suit.

InfoSpace, the Jain Defendants, Intelius and Marcus deny all charges of wrongdoing or liability against them or any of them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Intelius Action. Further, the Carriers and InfoSpace have denied and continue to deny all charges of wrongdoing or liability against them or any of them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Consolidated Actions. The Carriers have disputed and continue to dispute insurance coverage for the Suits. The fact of this Agreement, statements included in this Agreement, and the payment of any cash consideration or any other consideration provided for in this Agreement, shall not be construed as an admission of any fact, wrongdoing or liability of any kind by any Defendant or Carrier, or as an admission of insurance coverage by any Carrier. Neither the payment of any sum of money nor the execution of this Agreement shall constitute, be construed as, or offered or received into evidence as, an admission of any wrongdoing by, or liability or obligation of, any Defendant or Carrier, or as an admission of insurance coverage by any Carrier. Neither the settlement nor this Agreement, nor any act performed or document executed pursuant to or in furtherance of the settlement or this Agreement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claims (including, without limitation, any claims released pursuant to paragraph 2) or of any wrongdoing or liability of the Defendants, InfoSpace, Intelius, Marcus or the Carriers, or as an admission of, or evidence of, coverage under any of the insurance policies issued by any of the Carriers; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants, InfoSpace, Intelius, Marcus or the Carriers in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. The Parties may file this Agreement in any action to enforce this Agreement. The Parties may file this Agreement in any action that may be brought against them, in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

11. Information.

(a) The Parties and their attorneys agree that the amount of any settlement payment made or other consideration provided by any Defendant or group of Defendants shall be confidential and shall not be disclosed except to the extent such amounts are identified with a particular Defendant or group of Defendants in the body of this Agreement and only to the extent reasonably necessary to obtain court approvals of the Agreement. The respective contributions of Defendants, other than as identified in the Agreement, may only be disclosed if required by either court as part of the approval process, and then only in a confidential submission made orally to the requesting court in camera, unless specifically ordered otherwise.

(b) Until Final Approvals of this Agreement and entry of Final Judgments, the Parties and their counsel of record, and their respective officers, directors, employees, agents, partners, associates, shareholders, and other persons and entities within their control, shall, except as required by law, or requested by any governmental entity, refrain from any public comments as to the Agreement (including the negotiations in connection therewith), the State Derivative Suit, the Section 16(b) Suit, or claims, defenses, legal theories or evidence in Either Suit (collectively, “the Information”), provided, however, that: (i) InfoSpace may issue a press release substantially in the form of Exhibit D hereto; (ii) InfoSpace may issue a press release pursuant to 11(c), below; and (iii) in the event that InfoSpace, Dreiling or their counsel receive inquiries from InfoSpace shareholders concerning this Agreement following the publication of public notice, they may respond by referring the inquiring shareholder to the Exhibit D press release and to the public court record, including any pending motion for court approval.

(c) Upon the second of the two court approvals, InfoSpace may issue a press release substantially in the form of Exhibit E hereto. Exhibits D and E hereto are collectively referred to as “the Press Releases.”

(d) The Parties and their attorneys forever shall not voluntarily publicly disclose, publish, or allow their respective officers, directors, employees, agents, attorneys, partners, associates, shareholders, and other persons and entities within their control to publicly disclose or publish (i) any information regarding the negotiations leading to or the reasons for this Agreement except to the extent reasonably necessary to obtain court approval of this Agreement, or (ii) any information protected from disclosure under the protective orders entered in either the State Derivative Suit or the Section 16(b) Suit.

(e) The Parties and their attorneys forever shall not discuss or communicate and shall not allow their respective officers, directors, employees, agents, attorneys, partners, associates, shareholders, and other persons and entities within their control to discuss or communicate, the Information with representatives of the press or media, except that: (i) InfoSpace may issue the Press Releases, and (ii) the Parties and their attorneys may communicate that the Parties have resolved their differences in the Suits in the interest of avoiding further prolonged and costly litigation, and may refer representatives of the press or media to the Press Releases.

(f) Notwithstanding the foregoing provisions, the Parties and their attorneys shall remain free to disclose the Information to the extent, and only to the extent, such disclosure:

(i) may be required by valid order of any court of competent jurisdiction, by subpoena, or otherwise compelled by law;

(ii) may be required as part of any state or federal tax or securities filings (including, but not limited to, mandatory disclosures to state or federal tax authorities or in connection with a periodic report or registration statement or other required disclosures pursuant to the Securities Act of 1933 or Exchange Act of 1934);

(iii) is necessary for the Parties to obtain advice or assistance from their respective accountants, financial advisors, insurers, reinsurers, attorneys, or other advisors or services in connection with usual and customary business purposes, and then only upon confirmation from such persons that they will maintain the confidentiality of and not disclose the Information to any other person or entity;

(iv) may be required in conjunction with applications for insurance or reports to the Parties’ prospective or existing brokers and/or carriers, and then only upon confirmation from such persons that they will maintain the confidentiality of and not disclose the Information to any other person or entity;

(v) is necessary for the Parties to provide a response to their auditors or state regulators, and then only upon confirmation from such auditors or state regulators that they will maintain the confidentiality of and not disclose the Information to any other person or entity;

(vi) may be used in connection with any legal proceeding or responding to any threatened legal proceeding involving one or more of the Parties, however, such disclosure must be limited to the elements of the Information that relate to the proceeding or threatened proceeding in question;

(vii) is agreed to in a mutual written agreement signed by all Parties; or

(viii) is necessary to respond to questions by a current or prospective employer or professional organization, in connection with an application for employment or membership in a professional or other organization and then only upon confirmation from such persons that they will maintain the confidentiality of and not disclose the Information to any other person or entity.

(g) No Party shall libel or slander any other Party in respect of the Information. Each Party shall refrain (and as applied to InfoSpace, InfoSpace shall use reasonable best efforts to ensure that its directors, officers, and employees refrain) from publicly communicating disparaging or otherwise negative statements or opinions about any other Party in respect of the Information.

(h) Any disputes concerning this paragraph 11 shall be submitted to binding arbitration pursuant to paragraph 6 herein, and the prevailing party in any such arbitration shall be awarded all costs and expenses, including reasonable attorneys’ fees, incurred in such arbitration, in addition to such other relief as the arbitrator deems proper.

12. Defense Costs. InfoSpace shall pay all reasonable unreimbursed attorney’s fees and costs of Defendants in the State Derivative Suit and the Section 16(b) Suit, except for those first invoiced more than seven business days after Final Approvals. Except as provided in this Agreement under paragraph 6(b) as to disputes involving a Carrier, the Parties shall not seek from any of the Carriers any further reimbursement for any attorneys’ fees or costs in connection with the Suits or the Mediation.

13. Return of Documents. All confidential documents, whether in hard copy or electronic format, produced in Either Suit shall be returned or destroyed if so required, and in the manner required, under the protective orders entered in Either Suit.

14. Section 16(b) Supersedeas Appellate Bond. As soon as practicable after Final Approvals and entry of Final Judgments, the Jain Defendants, Dreiling and InfoSpace shall cancel the Supersedeas Appellate Bond currently outstanding in connection with the Section 16(b) Suit. Any return of premium received after the cancellation of the Supersedeas Appellate Bond shall be forwarded to Clarendon National Insurance Company. Dreiling and the Jain Defendants shall cooperate to ensure the deposit into Escrow of collateral underlying the Supersedeas Appellate Bond sufficient to enable the Jain Defendants to timely fund their obligations under this Agreement from the collateral. The Parties shall not seek from the Carriers any further money or reimbursement for any bond or similar security.

15. Integration. This is a fully integrated agreement. It contains the full and final expression of the Parties relative to its subject matter. This Agreement may not be amended or modified except by a written instrument signed by all Parties. No breach of any provision of this Agreement can be waived except in writing, and, if given, such waiver shall not constitute a waiver of any other breach of the same or other provisions of this Agreement. Each Party has had substantial input into this Agreement, which was negotiated among the Parties. Each Party was represented by counsel in connection with negotiating and drafting this Agreement. There are no implied or intended third-party beneficiaries to the settlement or this Agreement other than those persons or entities expressly identified herein, or referred to or described in paragraph 9. The headings and captions used in the Agreement are for convenience only, are not part of this Agreement, and shall not alter or determine any rights or obligations under this Agreement. No ambiguity in this Agreement shall be construed against any Party by virtue of draftsmanship. The conjunctive shall include the disjunctive, and vice-versa. All terms of this Settlement Agreement shall be governed by and interpreted according to the laws of the State of Washington. Unless otherwise provided in this Agreement, all notices to InfoSpace required or permitted under, or pertaining to this Agreement shall be in writing and shall be delivered by certified or overnight mail (or similar service providing proof of delivery), or by facsimile. Any notice shall be deemed to have been given on the date of receipt. Notices to InfoSpace shall be delivered to the following addresses until a different address has been designated by InfoSpace:

InfoSpace, Inc.

601 108th Avenue NE, Ste. 1200

Bellevue, WA 98004

Attn: General Counsel

(425) 201-6100

(425) 201-6167-Fax

With a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attn: Paul H. Dawes and John C. Tang

(650) 328-4600

(650) 463-2600-Fax

16. Representations. Each signatory represents and warrants that:

(a) He or she has full authority to fully bind himself or herself or his or her marital community (if any) and full authority to bind any entity on whose behalf he or she purports to sign; and

(b) He or she, and the martial community and entities (if any) for which he or she signs, have not wholly or partially assigned, hypothecated, transferred, conveyed, or suffered a lien or execution process on any of the Released Claims, or any right to any such claim; and

(c) He or she, and the martial community and entities (if any) for which he or she signs, have discussed this Agreement and its implications with independent counsel, who has explained the same; and

(d) He or she, and the martial community and entities (if any) for which he or she signs, have carefully read this Agreement and know the contents thereof, and have signed this Agreement as his, her or its free act and with the intention of being legally bound thereby.

17. Facsimile and Counterpart. This Agreement may be executed in counterparts and by facsimile. Each signed counterpart, even if transmitted by facsimile, shall be deemed an original.

18. Effective Date. The Agreement’s effective date shall be the date of its full execution.

SIGNATURES:

INFOSPACE, INC.,
a Delaware corporation

DATED:	Dec. 17, 2004	By	/s/ James F. Voelker
[signature]

Jim Voelker
[printed name]

		Its	Chairman and CEO
[title]

THE SPECIAL LITIGATION COMMITTEE OF THE BOARD OF DIRECTORS OF INFOSPACE, INC.

DATED:	Dec. 16, 2004	By	/s/ Richard D. Hearney
[signature]

Richard D. Hearney
[printed name]

DATED:	Dec. 16, 2004	By	/s/ Lewis M. Taffer
[signature]

Lewis M. Taffer
[printed name]

DATED:	Dec. 16, 2004		/s/ Thomas R. Dreiling
THOMAS R. DREILING,
on behalf of InfoSpace, Inc.

DATED:	Dec. 17, 2004		/s/ Naveen Jain
NAVEEN JAIN,
for himself and his marital community

DATED:	Dec. 17, 2004		/s/ Anuradha Jain
ANURADHA JAIN,
for herself and her marital community

DATED:	Dec. 10, 2004		/s/ Rufus W. Lumry, III
RUFUS W. LUMRY, III,
for himself and his marital community

ACORN VENTURES IS, LLC,
a Washington limited liability company

DATED:	Dec. 20, 2004	By	/s/ Gregory W. Forge
[signature]

Gregory W. Forge
[printed name]

		Its	General Counsel
[title]

DATED:	Dec. 17, 2004		/s/ John E. Cunningham, IV
John E. Cunningham, IV
for himself and his marital community

KELLETT PARTNERS LP, KELLETT FAMILY
PARTNERS LP, AND KELLETT INVESTMENT CORP.

DATED:	Dec. 16, 2004	By	/s/ Stiles A. Kellett Jr.
STILES A. KELLETT JR., for himself and his marital community, and as authorized agent of each of the Kellett entities

CLEAR FIR PARTNERS, L.P.
a Washington limited partnership

DATED:	Dec. 17, 2004	By	/s/ John E. Cunningham, G.P.
[signature]

John Cunningham
[printed name]

		Its	General Partner
[title]

DATED:	Dec. 17, 2004		/s/ David House
DAVID HOUSE,
for himself and his marital community

DATED:	Dec. 17, 2004		/s/ Peter L. S. Currie
PETER L. S. CURRIE,
for himself and his marital community

DATED:	Dec. 16, 2004		/s/ Gary C. List
GARY C. LIST,
for himself and his marital community

DATED:	Dec. 20, 2004	/s/ Bernee D. L. Strom
BERNEE D. L. STROM,
for herself and her marital community

DATED:	Dec. 19, 2004	/s/ Carl Stork
CARL STORK,
for himself and his marital community

DATED:	Dec. 16, 2004	/s/ Ellen Alben
ELLEN ALBEN,
for herself and her marital community

DATED:	Dec. 17, 2004	/s/ Tammy D. Halstead
TAMMY D. HALSTEAD,
for herself and her marital community

DATED:	Dec. 20, 2004	/s/ Arun Sarin
ARUN SARIN,
for himself and his marital community

DATED:	Dec. 17, 2004	/s/ Ashok Narasimhan
ASHOK NARASIMHAN,
for himself and his marital community

DATED:	Dec. 16, 2004	/s/ Russell C. Horowitz
RUSSELL C. HOROWITZ,
for himself and his marital community

PORPOISE CORP.,
a corporation

DATED:	Dec. 16, 2004	By	/s/ Russell C. Horowitz
[signature]

Russell C. Horowitz
[printed name]

		Its	President
[title]

DATED:	Dec. 17, 2004		/s/ John Keister
JOHN KEISTER

DATED:	Dec. 16, 2004		/s/ Richard Thompson
RICHARD THOMPSON, for himself and his marital community

DATED:	Dec. 16, 2004		/s/ Douglas Bevis
DOUGLAS BEVIS, for himself and his marital community

THE BEVIS FAMILY TRUST AND ITS BENEFICIARIES AND ITS SUCCESSOR IN INTEREST, BFT VENTURES, LLC,

DATED:	Dec. 16, 2004	By	/s/ Douglas Bevis
Douglas Bevis, Co-Trustee

DATED:	Dec. 17, 2004	By	/s/ G. Randolph Bevis
G. Randolph Bevis, Co-Trustee

DATED:	Dec. 17, 2004		/s/ Rasipuram Arun
RASIPURAM ARUN, for himself and his marital community

DATED:	Dec. 16, 2004		/s/ Edmund O. Belsheim
EDMUND O. BELSHEIM, for himself and his marital community

DATED:	Dec. 16, 2004		/s/ Kevin Marcus
KEVIN MARCUS, for himself and his marital community

INTELIUS, INC.
a corporation

DATED:	Dec. 17, 2004	By	/s/ Naveen Jain
[signature]

Naveen Jain
[printed name]

		Its	Chairman & CEO
[title]

CERTAIN UNDERWRITERS AT LLOYD’S LONDON SUBSCRIBING TO EXCESS DIRECTORS AND OFFICERS COMPANY REIMBURSEMENT POLICY NO. SIS018

DATED:	Dec. 21, 2004	By	/s/ Eugene Velshru
[signature]

Eugene Velshru
[printed name]

		Its	Authorised Representative
[title]

GREAT AMERICAN INSURANCE COMPANIES

DATED:	Dec. 17, 2004	By	/s/ Haralyn H. Isaac
[signature]

Haralyn H. Isaac
[printed name]

		Its	Divisional Vice President
[title]

GAINSCO

DATED:	Dec. 16, 2004	By	/s/ Jack Wisdom
[signature]

Jack Wisdom
[printed name]

		Its	Vice Pres of Claims
[title]

PHILADELPHIA INDEMNITY INSURANCE COMPANY

DATED:	Dec. 21, 2004	By	/s/ Michael J. Barrile
[signature]

Michael J. Barrile
[printed name]

		Its	Vice President
[title]

CLARENDON NATIONAL INSURANCE COMPANY

DATED:	Dec. 22, 2004	By	/s/ Bryan T. Mc Cully
[signature]

Bryan T. Mc Cully
[printed name]

		Its	Sr. Vice President – Claims
[title]

CLARENDON AMERICA INSURANCE COMPANY

DATED:	Dec. 16, 2004	By	/s/ Richard Ruffee
[signature]

Richard Ruffee
[printed name]

		Its	Authorized Representative
[title]

TIG INSURANCE COMPANY

DATED:	Dec. 21, 2004	By	/s/ Mark S. Rapponotti
[signature]

Mark S. Rapponotti
[printed name]

		Its	Claims Manager
[title]